Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS THIRD QUARTER 2016 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, November 7, 2016 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the third quarter ended September 30, 2016.

HIGHLIGHTS

•
As previously announced, the Board of Directors of Viper's general partner declared a cash distribution for the three months ended September 30, 2016 of $0.207 per common unit, payable on November 18, 2016, to unitholders of record at the close of business on November 11, 2016.

•
Also disclosed, Viper's Q3 2016 average daily production was 6,255 boe/d (75% oil), up 16% from Q2 2016 average daily production of 5,380 boe/d. Viper's Q3 2016 average realized prices were $41.97 per barrel of oil, $2.39 per Mcf of natural gas and $12.56 per barrel of natural gas liquids.

•
During the third quarter of 2016, the operators of Viper’s Spanish Trail mineral interests brought online 20 gross horizontal wells, consisting of 14 Lower Spraberry wells, three Wolfcamp A wells, two Wolfcamp B wells and one Middle Spraberry well.

•
As of September 30th, there were approximately 20 horizontal wells in various stages of drilling or completion in Spanish Trail. Additionally, there is active development on the Company's mineral acreage in Loving, Reeves, Midland, Howard and Glasscock counties.

•	There are approximately 95 active well permits and five active rigs currently on Viper's mineral acreage.

•	In October 2016, Viper's lenders approved a borrowing base increase to $275 million from $175 million previously.

“Viper's strong third quarter reflects the meaningful return to drilling activity from operators across its mineral acreage. With the Company's assets located in some of the most active and economic parts of the Permian Basin, we expect a strong finish to 2016 as operators continue to accelerate completions following the difficult first half of the year," stated Travis Stice, Chief Executive Officer of Viper's general partner.

Mr. Stice continued, "We closed $126 million of mineral acquisitions in Q3 2016 and continue to see increased deal flow as prices recover from their lows in early 2016. Viper remains focused on accretive transactions for unitholders as we look to continue to significantly grow distributions into 2017."

FINANCIAL UPDATE

During the third quarter of 2016, the Company recorded total operating income of $20.0 million and net income of $10.2 million.

As of September 30, 2016, Viper had $54.5 million outstanding under its revolving credit facility. In connection with its Fall 2016 redetermination, Viper's lenders recently approved a borrowing base increase to $275 million from $175 million previously.

THIRD QUARTER 2016 CASH DISTRIBUTION

As previously announced, the Board of Directors of Viper's general partner declared a cash distribution for the three months ended September 30, 2016 of $0.207 per common unit. The distribution is payable on November 18, 2016 to unitholders of record at the close of business on November 11, 2016.

FULL YEAR 2016 GUIDANCE

Below is Viper's full year 2016 guidance, which was updated in August for decreased depreciation, depletion and amortization expense ("DD&A").

Viper Energy Partners

Total Net Production – MBoe/d	6.0 – 6.5

Unit costs ($/boe)
Lease Operating Expenses	n/a
Gathering & Transportation	$0.25-$0.50
DD&A	$12.00-$14.00
G&A
Cash G&A	$0.50-$1.50
Non-Cash Unit-Based Compensation	$2.00-$3.00

Production and Ad Valorem Taxes (% of Revenue) (a)	8%

Capital Budget ($ - Million)
2016 Capital Spend	n/a

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Diamondback and Viper will host a joint conference call and webcast for investors and analysts to discuss their results for the third quarter of 2016 on Tuesday, November 8, 2016 at 9:00 a.m. CT. Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 7883814. A telephonic replay will be available from 12:00 p.m. CT on Tuesday, November 8, 2016 through Sunday, November 13, 2016 at 12:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 7883814. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin in West Texas.

About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback's activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork, Bone Spring and Cline formations.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In thousands)
Operating income:
Royalty income	$19,992	$18,777	$50,914	$54,941
Lease bonus	5	—	309	—
Total operating income	19,997	18,777	51,223	54,941
Costs and expenses:
Production and ad valorem taxes	1,429	1,686	4,134	4,431
Gathering and transportation	70	167	247	167
Depletion	6,751	8,737	21,485	26,587
Impairment	—	—	47,469	—
General and administrative expenses	1,153	1,642	4,109	4,501
Total costs and expenses	9,403	12,232	77,444	35,686
Income (loss) from operations	10,594	6,545	(26,221)	19,255
Other income (expense):
Interest expense	(658)	(358)	(1,544)	(733)
Other income	266	168	612	960
Total other income (expense), net	(392)	(190)	(932)	227
Net income (loss)	$10,202	$6,355	$(27,153)	$19,482

Net income attributable to common limited partners per unit:
Basic and Diluted	$0.12	$0.08	$(0.33)	$0.24
Weighted average number of limited partner units outstanding:
Basic	84,996	79,721	81,496	79,713
Diluted	85,003	79,730	81,496	79,728

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Production Data:
Oil (Bbls)	430,732	391,757	1,236,003	1,085,993
Natural gas (Mcf)	315,030	316,323	1,008,745	775,445
Natural gas liquids (Bbls)	92,221	81,339	221,582	186,295
Combined volumes (BOE)(1)(2)	575,458	525,817	1,625,709	1,401,529
Daily combined volumes (BOE/d)	6,255	5,715	5,933	5,134
% Oil	75%	75%	76%	77%

Average sales prices:
Oil, realized ($/Bbl)	$41.97	$44.17	$37.64	$47.10
Natural gas realized ($/Mcf)	2.39	2.43	1.89	2.39
Natural gas liquids ($/Bbl)	12.56	8.66	11.25	10.44
Average price realized ($/BOE)	34.74	35.71	31.32	39.20

Average Costs (per BOE)
Production and ad valorem taxes	$2.48	$3.21	$2.54	$3.16
Gathering and transportation expense	0.12	0.32	0.15	0.12
General and administrative - cash component	0.19	1.07	0.70	1.10
Total operating expense - cash	$2.79	$4.60	$3.39	$4.38

General and administrative - non-cash component	$1.81	$2.05	$1.83	$2.11
Interest expense	1.14	0.68	0.95	0.52
Depletion	11.73	16.62	13.22	18.97

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) plus interest expense, non-cash unit-based compensation expense, depletion and impairment. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Viper’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income (loss).

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$10,202	$6,355	$(27,153)	$19,482
Interest expense	658	358	1,544	733
Non-cash unit-based compensation expense	1,044	1,077	2,974	2,956
Depletion	6,751	8,737	21,485	26,587
Impairment	—	—	47,469	—
Adjusted EBITDA	$18,655	$16,527	$46,319	$49,758

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service, contractual obligations, fixed charges and reserves	(556)	(252)	(1,274)	(787)
Cash available for distribution	$18,099	$16,275	$45,045	$48,971

Limited Partner units outstanding	87,800	79,726	87,800	79,726

Cash available for distribution per limited partner unit(1)	$0.207	$0.200	$0.545	$0.610

(1)	Due to the units issued in the August 2016 public offering, the 2016 year-to-date cash available for distribution per limited partner unit cannot be calculated from this table.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.